Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2024, relating to the financial statements of Ferrari N.V. and the effectiveness of Ferrari N.V.'s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Ferrari N.V. for the year ended December 31, 2023.

/s/ Deloitte & Touche S.p.A.

Bologna, Italy

May 15, 2024